SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EMPYREAN COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

NEVADA

(State of other jurisdiction of incorporation or organization)

88-0413417

(I.R.S. Employer Identification No.)

2537 S. Gessner, Ste. 114, Houston, TX 77063

(Address of Principal Executive Offices) (Zip Code)

Consulting Agreement

(Full title of the plan)

Laughlin Associates, Inc.

2533 N. Carson Street, Carson City, NV 89706

(775) 883-8484

(Name of agent for service, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common	5,200,000	$0.02(1)	$104,000	$9.57

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933. Maximum offering price per share is based upon an average of the bid and asked price as of May 6, 2003.

PART I. INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. Plan Information

This Prospectus is part of a Registration Statement which registers an aggregate 5,200,000 shares of $.001 par value, common stock of Empyrean Communications, Inc. (the "Company") which may be issued as set forth herein to the following named persons:

NAME	NUMBER OF SHARES
James D. Smith	200,000
James B. Parsons	500,000
Howard Scala	1,500,000
Anthony Fanale	1,500,000
Robert L. Lee	1,500,000

On March 21, 2003, Agreements were entered into with Howard Scala, Anthony Fanale, and Robert L. Lee (collectively, the "Advisors") pursuant to consulting agreements (collectively, the "Consulting Agreements") for consulting services. On March 24, 2003, an Agreement was entered into with James B. Parsons (collectively, the "Advisors") pursuant to a consulting agreement (collectively, the "Consulting Agreements") for consulting services. On March 25, 2003, an Agreement was entered into with James D. Smith (collectively, the "Advisors") pursuant to a consulting agreement (collectively, the "Consulting Agreements") for consulting services. The Company has been advised by Advisors that they may sell all or a portion of their shares of common stock from time to time through securities brokers/dealers only at current market prices and that no commissions or compensation will be paid in connection therewith in excess of customary brokers commissions. Advisors and the brokers and dealers through whom sales of the shares are made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, (the "Securities Act"), and any profits realized by them on the sale of the shares may be considered to be underwriting compensation.

No other person is authorized to give any information or make any representation not contained or incorporated by reference in this Prospectus, in connection with the offer contained in this Prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

Item 2. Registrant Information and Employee Plan Annual Information.

THE COMPANY HEREBY UNDERTAKES TO FURNISH WITHOUT CHARGE TO EACH SUCH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS DESCRIBED IN ITEM 3, PART II OF THIS REGISTRATION STATEMENT, OTHER THAN EXHIBITS TO SUCH DOCUMENTS. REQUESTS SHOULD BE ADDRESSED TO ROBERT L. LEE, 2537 S. GESSNER, STE. 114, HOUSTON, TX 77063

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company has filed the following documents with the Securities and Exchange Commission: Annual Report on Form 10-K filed May 16, 2002; Quarterly Report on Form 10-Q filed May 20, 2002; Quarterly Report on Form 10-Q filed August 9, 2002; Quarterly Report on Form 10-Q filed November 13, 2002; Report on form 8-K filed June 14, 2002, Report on Form 8-K filed August 13, 2002; Registration Statement on Form 10-SB filed March 15, 1999, and amendments thereto filed June 1, 1999, June 9, 1999, June 14, 1999, August 4, 1999, August 5, 1999, August 27, 1999 and September 14, 1999. The above referenced reports, which were previously filed with the Commission, are incorporated herein by reference.

All documents filed by the Company pursuant to Section 13, or 15 (d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company's Common Stock trades on the OTC Bulletin Board under the symbol EPYR.

Item 4. Description of Securities.

The Company is authorized to issue 50,000,000 shares of Common Stock, $0.001 par value. The presently outstanding shares of Common Stock are fully paid and nonassessable. The Company is also authorized to issue 10,000,000 shares of Preferred Stock, $0.001 par value.

COMMON STOCK

As of December 31, 2002, approximately 3,675,951 shares of Common Stock and 10,000,000 shares of Preferred stock were issued and outstanding.

COMMON STOCK

VOTING RIGHTS. Each holder of the Common Stock shall be entitled to one vote for each share of stock standing in his name on the books of the Corporation. The shares of Common Stock carry cumulative voting rights in the election of directors.

DIVIDEND RIGHTS. Corporation has not set out dividend rights at this time.

LIQUIDATION RIGHTS. In the event of liquidation of the Company, the shareholders of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities.

PREEMPTIVE RIGHTS. Shareholders of the Company have no pre-emptive rights to acquire additional shares of Common Stock or other securities.

REGISTRAR AND TRANSFER AGENT

The Company's registrar and transfer agent is Pacific Stock Transfer, 500 E. Warm Springs Road, Suite 240, Las Vegas, Nevada 89119, and their telephone number is 702-361-3033.

DISSENTERS' RIGHTS

Under current Nevada law, a shareholder is afforded dissenters' rights, which, if properly exercised, may require the Company to purchase his shares. Dissenters' rights commonly arise in extraordinary transactions such as mergers, consolidations, reorganizations, substantial asset sales, liquidating distributions, and certain amendments to the Company's certificate of incorporation.

Item 5. Interests of Named Experts and Counsel.

James B. Parsons will be providing legal services to the Company, and will receive stock from this filing. James B. Parsons has previously received stock of the Company for consulting services.

Item 6. Indemnification of Directors and Officers.

Pursuant to Section 78.7502 of the Nevada Revised Statutes, the Company has the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Company, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such actions suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed as Exhibits to this Registration Statement:

4 -- Consulting Agreements

5 -- Opinion of Parsons Law Firm as to the validity of the shares being registered.

23.1 -- Consent of Parsons Law Firm (included in Exhibit 5)

23.2 -- Consent of Accountant

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 12, 2003.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

EMPYREAN COMMUNICATIONS, INC. (Registrant)

By /s/ Robert L. Lee

Robert L. Lee, President and a Director